Exhibit 99.1

For release Western Circuit and Analyst Wire.

January 18, 2008

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES RESULTS FOR 2007 FISCAL YEAR

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the fiscal year (52 weeks) ended November 2, 2007 of $125,091,000, a decrease of 6.8% compared to sales in the prior fiscal year (53 weeks).  The Company reported a net loss of $292,000 (52 weeks) compared to a net income of $1,240,000 (53 weeks) in the prior year.

Sales for the sixteen weeks ended November 2, 2007 decreased 11.6% to $38,197,000 when compared to the same period of seventeen weeks in the prior year. Net loss for the sixteen weeks ended November 2, 2007 was $92,000, compared to net income of $1,081,000 in the same period last year (seventeen weeks).

Bridgford Foods Corporation is a producer of frozen dough, microwaveable and shelf-stable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

	52 Weeks Ended November 2, 2007	53 Weeks Ended November 3, 2006

Sales	$125,091,000	$134,264,000
Cost of sales	$81,126,000	$85,133,000
Selling, general & administrative expenses	$41,249,000	$43,963,000
Depreciation	$3,389,000	$3,777,000
Gain on sale of equity securities	$—	$(106,000)
(Loss) income before taxes	$(673,000)	$1,497,000
Income tax (benefit) provision	$(381,000)	$257,000
Net (loss) income	$(292,000)	$1,240,000
Basic (loss) earnings per share	$(0.03)	$0.13
Average shares outstanding	9,928,000	9,966,000

	(UNAUDITED)
	16 Weeks Ended November 2, 2007	17 Weeks Ended November 3, 2006

Sales	$38,197,000	$43,215,000
Cost of sales	$24,672,000	$27,046,000
Selling, general & administrative expenses	$12,868,000	$13,733,000
Depreciation	$1,108,000	$1,101,000
(Loss) income before taxes	$(451,000)	$1,335,000
Income tax (benefit) provision	$(359,000)	$254,000
Net (loss) income	$(92,000)	$1,081,000
Basic (loss) earnings per share	$0.00	$0.11
Average shares outstanding	9,901,000	9,963,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533